                                                                   EXHIBIT 10.79

                          AMENDED EMPLOYMENT AGREEMENT

      This AMENDED EMPLOYMENT AGREEMENT (the "Agreement") by and between Proxim Corporation, a Delaware corporation (the "Company") and Frank Plastina (the "Executive") is effective as of January 11, 2005 (the "Effective Date") amends and supersedes in all respects the employment agreement entered into between the Executive and the Company dated April 24, 2003.

      In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

      1. Term of Employment; Executive Representations.

            (a) Employment Term. Executive's term of employment under this Agreement shall continue on the date hereof and will end on December 31, 2005 (the "Initial Term"). The term of this Agreement will be automatically extended for one or more successive one-year periods (each a "Renewal Term") unless the Company or the Executive gives the other written notice of non-renewal at least sixty (60) days before the end of the Initial Term or the applicable Renewal Term, as the case may be. Further, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by the Company or Executive, subject to the terms of Section 9 of this Agreement.

            (b) Executive Representations.

                  (i) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any statute, law, regulation, or of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                  (ii) Executive further represents to the Company that the entering into this Agreement and the change in Position contemplated hereby does not constitute "Good Reason" under the Executive's previous employment agreement with the Company dated April 24, 2003.

      2. Position.

            (a) While employed hereunder, Executive continued to serve as the Company's Chairman of the Board of Directors and Chief Executive Officer until December 31, 2004. In such position, Executive had such duties and authority as were determined from time to time by the Board of Directors of the Company (the "Board"). In addition, subject to election by the stockholders of the Company at the annual meeting, Executive shall continue to serve as a member of the Board for a term of three years as set forth in the Company's Certificate of Incorporation.

and shall, if present, preside at meetings of the Board. In addition, Executive shall specifically focus on the following duties; developing strategic alliances and other business relationships for the Company; supervising the Company's investor relations, including Wall Street relations, investor meetings, conferences and other communications; general supervision and oversight of the Company's Chief Executive Officer; and general oversight of the Company's strategic financing and other initiatives.

            (c) While employed hereunder, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendering of such services without the prior written consent of the Board.

      3. Base Salary.

            (a) While employed hereunder and serving as Chief Executive Officer, the Company paid Executive a base salary (the "Base Salary") at the annual rate of $500,000, payable in regular installments in accordance with the Company's usual payment practices.

            (b) While employed hereunder as Executive Chairman of the Board of Directors and effective January 1, 2005, the Company shall pay Executive a new Base Salary at the annual rate of $400,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, as applicable.

      4. Annual Bonus. With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") which shall be paid quarterly pursuant to an annual incentive plan to be established by the Board; provided, however, that Executive's target Annual Bonus opportunity was not less than 100% of Executive's Base Salary while Executive served as Chief Executive Officer and shall not be less than 75% of Executive's Base Salary, while Executive serves as Executive Chairman (each, as the case may be, the "Target Bonus").

      5. Equity Award. Executive shall receive a grant of 250,000 restricted stock units ("RSUs"). The RSUs will be subject to the terms of the 1995 Long-Term Incentive Plan and form of RSU agreement thereunder. The RSUs will vest over two years from the date of grant, 50% of the RSUs shall vest on December 31, 2005 and 50% shall vest on December 31, 2006, if in each case the Executive remains employed by the Company under this Agreement on such vesting date. The Executive will be solely responsible for any taxes associated with the receipt, vesting, exercise or delivery of shares under the foregoing equity award, and agrees to make timely payments to the Company sufficient to satisfy the Company's withholding obligations. In the event the Company gives the Executive written notice of its determination not to extend this Agreement beyond the Initial Term, then on December 31, 2005, the Executive shall be fully vested in all RSUs granted by the Company.

      6. Employee Benefits. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall be entitled to such number of days of paid vacation and sick leave as established under the Company's policies as in effect from time to time, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with Executive's position with the Company.

      7. Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

      8. [omitted].

      9. Termination. The Executive's employment hereunder may be terminated by either party at any time and for any reason or no reason; provided that Executive will be required to give the Company at least 90 days advance written notice of any resignation of Executive's employment, except as otherwise provided in Section 1(a) (unless the Company waives its right to receive such 90-day notice). Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

            (a) By the Company For Cause; By the Executive Without Good Reason.

                  (i) The Executive's employment hereunder may be terminated by the Company for Cause (as defined below) at any time or by Executive without Good Reason (as defined below) after 90 days prior written notice (unless the Company waives such notice requirement).

                  (ii) For purposes of this Agreement, "Cause" shall mean (i) Executive's continued failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following notice by the Company to the Executive of such failure, (ii) dishonesty in the performance of Executive's duties hereunder, (iii) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) Executive's breach of the provisions of Section 10 of this Agreement.

                  (iii) If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive, reduced by any amounts owed to the Company by Executive, the amounts described in the following clauses
(A) through (D) set forth below:

                        (A) the Base Salary through the date of termination;

                        (B) any earned but unpaid portion of Executive's Annual Bonus for the fiscal year in which such termination occurs (which amount shall be "earned" as determined by the Company based on the achievement of the relevant performance criteria for the entire fiscal year, prorated for the number of full calendar quarters during which Executive was employed by the Company);

                        (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                        (D) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

      Following such termination of Executive's employment by the Company for Cause or by Executive without Good Reason or by operation of the expiration of the Initial Term or any Renewal Term, as the case may be, pursuant to Section 1(a), except as set forth in this Section 9(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

            (b) Disability or Death.

                  (i) The Executive's employment hereunder shall terminate upon Executive's death or if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the physical or mental incapacitation of Executive as to which Executive or his representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement, and all costs incurred by Executive and/or the Company that are related to such determination shall be paid by the Company.

                  (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                        (A) the Accrued Rights; and

                        (B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated.

      Following Executive's termination of employment due to death or Disability, except as set forth in this Section 9(b),Executive shall have no further rights to any compensation or any other benefits under this Agreement.

            (c) By the Company Without Cause or Resignation by Executive for Good Reason.

                  (i) The Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean:

                        (A) except as otherwise contemplated by this Agreement, the reduction by the Company of Executive's Base Salary (other than as a result of a general salary reduction affecting all Company employees); or

                        (B) except as otherwise contemplated by this Agreement, any material and adverse reduction in Executive's duties and responsibilities made without Executive's written consent; or

                        (C) relocation of Executive's principal workplace more than fifty (50) miles from Executive's principal workplace as of the date hereof made without Executive's written consent.

      In addition, "Good Reason" shall also be deemed to have occurred in the event the Company fails to obtain from any successor to the Company an agreement to assume and perform this Agreement, as contemplated by Section 12(e) hereof. Notwithstanding the foregoing, none of the events described in clauses (A), (B) or (C) of this Section 9(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt Of such written notice.

                  (iii) If Executive's, employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, then upon the execution of an effective general release of claims in a form satisfactory to the Company, Executive shall be entitled to receive:

                        (A) the Accrued Rights; and

                        (B) subject to Executive's continued compliance with the provisions of Section 10, (x) continued payment of the Base Salary in effect prior to December 31, 2004 for twenty-four (24) months (the "Severance Period"), and (y) payment of two times the Target Bonus as of December 31, 2004, payable during the Severance Period as to each 50% increment of the total (i.e., one times the Target Bonus) at such time as the Annual Bonuses would otherwise be payable, in accordance with the payment schedule under the annual incentive plan of the Company in effect as of the date of termination; provided, that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

                        (C) acceleration of that portion, if any, of any outstanding options to purchase shares of common stock of the Company granted to Executive pursuant to the Company's stock compensation plans, including, without limitation, any new options granted to Executive following the Company's recapitalization (the "Options") that is otherwise unexercisable as of the date of termination, which would have otherwise become exercisable at any time(s) during the Severance Period, with all Options continuing to be exercisable by Executive during the shorter of (x) the original term of the Options or (y) five
(5) years following Executive's termination of Employment;

                        (D) Executive shall become fully vested in all RSUs;

                        (E) subject to Executive's continued compliance with the provisions of Section 9, continued coverage during the Severance Period under the Company's medical insurance plans in accordance with the terms thereof, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, at the same cost to Executive as was provided to Executive immediately prior to the date of termination; and

                        (F) Executive shall not be required to mitigate the amount of any payments or benefits provided for pursuant to this Section 9(c)(iii) by seeking other employment.

                  (iv) Notwithstanding anything set forth in this Section 9(c) to the contrary, in the event that, upon or within thirteen (13) months following the occurrence of a Change of Control, either (x) Executive's employment is terminated by the Company without Cause (other than by reason of Executive's death or Disability) or (y) Executive resigns for Good Reason, the payments and benefits set forth in Section 9(c)(iii) above shall be modified as follows:

                        (A) in lieu of the continued payment of Base Salary and payment of the Target Bonus pursuant to the annual incentive plan of the Company otherwise payable pursuant to Section 9(c)(iii)(B), the Base Salary and Target Bonus amounts set forth therein shall be paid in a lump sum no later than ten
(10) business days following the termination of Executive's employment; provided, however, that such payments shall still be offset by any other cash severance or termination benefits payable in accordance with any other such plans, programs or arrangements and the term "Severance Period" shall mean twenty-four (24) months when applied for other purposes of this Section 9(c)(iv);

                        (B) in lieu of the acceleration of exercisability of the Options provided for in Section 9(c)(iii)(C), one hundred percent (100%) of any portion of the Options that is otherwise unexercisable as of the date of termination shall become immediately exercisable, and all Options shall continue to be exercisable by Executive during the shorter of (x) the original term of the Options or (y) five (5) years following Executive's termination of Employment;

                        (C) Executive shall become fully vested in all RSUs;

                        (D) Executive's right to the Base Salary and the Target Bonus described in Section 9(c)(iv)(A) (collectively, the "Advanced Payments") and to any income to be realized (but not necessarily recognized for tax purposes) on account of the Options described in Section 9(c)(iv)(B) (the "Option Spread"), or account of the vesting of RSUs in Section 9(c)(iv)(C) (the "RSU Value"), or to retain the Advanced Payments, Option Spread or RSU Value as the case may be, is expressly contingent upon Executive's compliance with each and every provision set forth in Section 10. In the event that Executive engages in conduct that contravenes the terms of Section 10, the Options described in
Section 9(c)(iv)(B) shall immediately terminate (and shall no longer be exercisable), the RSUs shall cease vesting and immediately terminate and Executive shall not be entitled to any of the benefits described in Section 9(c)(iv). In the event that Executive engages in conduct that contravenes the terms of Section 10 subsequent to the date that he has been paid the Advanced Payments, or subsequent to the date that he has realized Option Spread, (I) the Options described in Section 9(c)(iv)(B) shall immediately terminate (and shall no longer be exercisable), (II) the RSUs to the extent unvested shall immediately terminate, and (III) Executive shall promptly return a portion of the Advanced Payments, a portion of the Option Spread and a portion of the RSU Value, as the case may be. The amount of Advanced Payments, Option Spread and RSU Value to be returned to the Company shall be determined by multiplying the Advanced Payments, the Option Spread and RSU Value by the "Return Fraction" (defined in the following sentence). The Return Fraction shall be a fraction having a numerator equal to a number of consecutive calendar months beginning in the month in which Executive first engaged in conduct in contravention of the terms of Section 10 and including each and every month thereafter through the end of the one (1) year period following the date Executive ceases to be employed by the Company and a denominator equal to twelve (12); and

                        (E) Executive shall not be required to mitigate the amount of any payments or benefits provided for pursuant to this Sections 9(c)(iv) by seeking other employment.

                  (v) For purposes of Section 9(c)(iv) and 9(c)(vi), a "Change of Control" shall mean the occurrence of any of the following events:

                        (A) any Person (other than any Person holding securities representing 10% or more of the combined voting power of the Company's outstanding securities on the date hereof, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company's then-outstanding securities;

                        (B) during any period of twenty-four consecutive months (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board, and any new director (other than (I) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 9(c)(v)(A), (C), (D) or
(E) hereof or (II) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election by the board of directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then Still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                        (C) the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or

                        (D) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

      For purposes of this Section 9(c)(v), the terms "Person" and "Beneficial Owner" shall each have the same meaning as such terms are defined in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, or any successor thereto, and the term "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the board of directors of the Company in which the Company has an interest.

                  (vi) If all or any portion of the payments or benefits provided under Section 9(c)(iv), either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a payment described in Section 280G(b)(2) (or its successors) of the Internal Revenue Code, as amended from time to time (the "Code"), such payments and benefits provided to Executive thereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after-tax benefit to Executive with respect to such payments and benefits shall exceed such net after-tax benefit if no such reduction were made. For purposes of Section 9(c)(iv), "net after-tax benefit" shall mean the sum of (I) the total amounts payable to Executive hereunder, plus
(II) all other payments and benefits which the Executive receives or is entitled to receive from the Company as a result of any such termination of employment set forth in Section 9(c)(iv) that would constitute a payment described in
Section 280G(b)(2) of the Code, less (III) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive's employment), less (IV) the amount of excise taxes imposed with respect to the payments and benefits described in (I) and (II) above by Section 4999 of the Code (the "Excise Taxes"). The foregoing calculations shall be made, at the Company's expense, by a nationally recognized accounting firm selected by the Company. The determination of such firm shall be conclusive and binding on all parties. Moreover, in the event the Company enters into a binding definitive written agreement relating to a Change of Control in which Executive is likely to become subject to Excise Taxes, the Company agrees to make commercially reasonable efforts to retain, at the Company's expense, an independent third-party valuation firm to perform an independent valuation With respect to consideration potentially due to Executive in connection with Executive's obligations under Section 10 hereof that Executive and the Company could consider reasonable compensation for services rendered following a Change of Control under Code Section 280G and the Treasury Regulations promulgated thereunder.

                  (vii) Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this
Section 9(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

            (d) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

      10. Nondisclosure of Confidential Information: Non-Competition.

            (a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body Or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this
Section 10(a), "Confidential Information" shall mean information (whether or not in written form) which relates to the Company or any of their respective affiliates, or any of their respective businesses or products (including, without limitation, their financial data, strategic business plans, and other proprietary information) or to this Agreement, and which is not known to the public generally (excluding public knowledge which occurs as a result of Executive's breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved), except in the conduct of the business of the Company, as in existence as of the date of Executive's termination of employment.

            (b) Executive has acquired and will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to him could play a significant role were he to directly or indirectly be engaged in any business in Competition (as hereinafter defined) with the Company or its subsidiaries. During the period of his employment hereunder and for one year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with the existing business of the Company or its subsidiaries and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation to the extent that Executive would use or inevitably use Confidential Information or trade secrets or that would otherwise constitute unfair competition.

            (c) For purposes of this Section 10, a business shall be deemed to be in "Competition" with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of research and development, designing, manufacturing, Marketing, distributing, or servicing or selling components as used in microwave radios, products and equipment, whether in existence or in development, relating to microwave communications (including unlicensed spread spectrum radio, licensed microwave radio, wireless ethernet bridge, and fixed wireless (e.g., wireless local loop, point-to-point, point-to-multipoint)), as carried on by the Company or its affiliates as of the date of Executive's termination of employment, in all cities, counties, states and countries in which the business of the Company or its affiliates is then being conducted or its products are being sold.

            (d) The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i) during the term of Executive's employment without further consideration, and (ii) thereafter at Executive's then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer. This Section does not apply to an invention that qualifies as a nonassignable invention under Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information of the Company or its subsidiaries was used, which does not (i) relate to the business of the Company; (ii) relate to the Company's actual or demonstrable anticipated research or development or (iii) result from any work performed by Executive for the Company. This confirms that Executive has been notified of his rights under Section 2870 of the California Labor Code.

      11. Specific Performance. Executive and the Company agree that the covenants in Section 10 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in Section 10 would irreparably injure the Company. Accordingly, Executive agrees the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

      12. Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

            (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates (collectively, the "Prior Agreements").

            (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

            (e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company that is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

            (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

            (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  Proxim Corporation
                  935 Stewart Drive
                  Sunnyvale, California 94085
                  Attention: Vice President, Human Resources

                  If to Executive:

                  To the most recent address of Executive set forth in the personnel records of the Company.

            (h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                           [Signatures on next page]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       PROXIM CORPORATION

                                       BY: /s/ Richard J. Tallman
                                           -----------------------------
                                       Name: Richard J. Tallman
                                       Title: S.V.P. & General Counsel

                                       EXECUTIVE:

                                       /s/ Frank Plastina
                                       ----------------------------------
                                       Frank Plastina

                                       F. Plastina
                                       306 Pond Bluff Way
                                       Cary, NC.
                                       -----------------------------------
                                       Address of Executive